Exhibit 10.12

June 30, 2007

AAA Capital Management Inc.
1300 Post Oak Blvd. #350
Houston, Texas 77056

Attention: Mr. Anthony Annunziato

Re:    Management Agreement Renewal

Dear Mr. Annunziato:

We are writing with respect to your management agreement concerning the commodity pools to which reference is made below (the ‘‘Management Agreement’’). We are extending the term of the Management Agreement through June 30, 2008 and all other provisions of the Management Agreement will remain unchanged.

•	Smith Barney AAA Energy Fund L.P.

Please acknowledge receipt of this modification by signing one copy of this letter and returning it to the attention of Ms. Jennifer Magro at the address above or fax to 212-793-1986. If you have any questions I can be reached at 212-559-5046.

Very truly yours,

CITIGROUP MANAGED FUTURES LLC

By: /s/ Jennifer Magro

Jennifer Magro
Chief Financial Officer & Director

By: /s/ Anthony Annunziato

Print Name: Anthony Annunziato